Exhibit 23.2




                         CONSENT OF INDEPENDENT AUDITORS


The Directors
ClearOne Communications, Inc.


        We consent to the reference to our firm under the caption "Experts" in Amendment No. 3 to the Registration Statement (Form S-4, No. 333-82242) and related Prospectus of ClearOne Communications, Inc for the registration of its common stock and to the incorporation by reference therein of our report dated July 27, 2001, with respect to the financial statements of Ivron Systems Ltd. for the years ending December 31, 1998, 1999, and 2000, included in ClearOne Communications, Inc Current Report filed on Form 8-K/A on November 23, 2001, filed with the Securities and Exchange Commission, and which Form 8K/A is incorporated by reference into the Registration Statement.


/s/  KPMG

KPMG
Chartered Accountants
Dublin, Ireland
May 7, 2002